Exhibit 23.2

February 14, 2024

Project No. 6397.3

Via Email: SStewart@archrsc.com

Mr. Wm. Scott Stewart

Arch Resources, Inc.

1 CityPlace Drive, Suite 300

St. Louis, Missouri 63141

Reference: Consent of Independent Experts

Dear Mr. Stewart:

We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Resources, Inc. for the year ended December 31, 2023.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Weir International, Inc.

Fran X. Taglia

President